Exhibit (a)(2)

FROM:	Shaw Hong, President and Chief Executive Officer
SUBJECT:	OFFER TO EXCHANGE OPTIONS
DATE:	November 1, 2001

IMPORTANT NEWS—Please read immediately!

          I am pleased to announce that the Board of Directors of OmniVision Technologies, Inc. (“OmniVision”) has decided to offer all eligible employees who hold stock options outstanding under the OmniVision Technologies, Inc. 2000 Stock Plan (the “2000 Stock Plan”) and the 1995 Stock Option Plan the opportunity to exchange their outstanding and unexercised stock options (“Old Options”) for the promise to grant new options (“New Options”) to be granted in the future under the 2000 Stock Plan. Participation by each eligible option holder is, of course, voluntary.

          We are making the offer upon the terms and conditions described in the enclosed Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. We also strongly encourage you to consult your tax and financial advisors before making any decision about the offer.

          If you elect to participate in this exchange, you must make your election by completing and returning the enclosed Election Form during the period beginning on November 1, 2001 and ending at 9:00 p.m., Pacific Daylight Time, December 3, 2001, unless extended by us (the “Expiration Date”). If you turn in the Election Form after this date, it will not be accepted, or if you fail to turn it in, you will be deemed to have elected not to accept the offer. OmniVision will e-mail a confirmation of receipt within 48 hours of receiving your Election Form (this receipt does not constitute acceptance of the options for exchange).

          The main features of the offer include the following:

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Any of your outstanding, unexercised options granted under the 2000 Stock Plan and the 1995 Stock Option Plan may be cancelled provided that you are an employee of OmniVision or one of our U.S. subsidiaries through the Expiration Date. However, members of the Board of Directors, executive officers and employees who live or work outside the United States are not eligible to participate.

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If you elect to cancel an Old Option, which consists of solely unexercised stock options, it must be cancelled in its entirety. Also, if you elect to cancel an Old Option, all Old Options granted since June 4, 2001 must also be cancelled. All cancelled grants will be replaced with a promise to grant a New Option on the first business day that is six months and one day from the date the Old Options are cancelled (a “Promise to Grant Stock Option(s)”). We expect to grant the New Options on June 5, 2002, unless the offer is extended by us, in which case the New Options will be granted on the first business day that is six months and one day from the date we cancel the Old Options accepted for exchange.

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Employees electing to cancel Old Options pursuant to this offer will not be eligible for additional grants until June 5, 2002. In lieu of additional grants, OmniVision may issue additional Promises to Grant Stock Option(s).

•	Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

•	The New Option will be for the same number of shares (split-adjusted) as your Old Option, less any exercised shares.

•	All New Options will be the same type of options as your Old Options, to the extent allowed by law.

•	The New Option will be granted under the 2000 Stock Plan.

•
The exercise price of the New Option will be equal to the fair market value on the day we grant the New Option, expected to be June 5, 2002. “Fair market value” is the closing price of OmniVision’s common stock on Nasdaq for the last market trading day prior to the date of grant. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. There is a possibility that the exercise price of the New Options could be higher than the exercise price of the Old Options.

•	The New Option will vest in accordance with the vesting schedule of the Old Option.

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If your employment with OmniVision or one of our subsidiaries terminates voluntarily OR involuntarily prior to the date the New Options are granted (expected to be June 5, 2002), you will not receive a New Option.

•	The terms of the New Options will be subject to the 2000 Stock Plan and a new option agreement between OmniVision and you.

          If you have any questions concerning the offer to exchange, please don’t hesitate to call Gary Chen at 408-733-3030.

          THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH OMNIVISION AND ITS SUBSIDIARIES REMAINS “AT WILL” AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR OMNIVISION, WITH OR WITHOUT CAUSE OR NOTICE, SUBJECT TO THE PROVISIONS OF LOCAL LAW.

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